Christopher D. Lueking
Direct Dial: (312) 876-7680
christopher.lueking@lw.com
Sears Tower, Suite 5800
233 S. Wacker Dr.
Chicago, Illinois 60606
Tel: (312) 876-7700    Fax: (312) 993-9767
www.lw.com
FIRM / AFFILIATE OFFICES

Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow Munich New Jersey	New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

December 1, 2006
Libbey Inc.
300 Madison Avenue
Toledo, Ohio 43604

Re:	Registration Statement on Form S-8 with respect to 3,033,306 shares of Common Stock, par value $.01 per share
Ladies and Gentlemen:
     In connection with the preparation and filing by Libbey Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of 3,033,306 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), pursuant to the Libbey Inc. 2006 Omnibus Incentive Plan (the “Plan”), you have requested our opinion with respect to the matters set forth below.
     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of

November 25, 2004

Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within any state.
     Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued as contemplated by the terms of the Plan, will be validly issued, fully paid and nonassessable.
     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Interests of Named Experts and Legal Counsel.”

Very truly yours,
/s/ LATHAM & WATKINS LLP